EXHIBIT (a)(1)(F)

Fair Isaac Corporation

February 25, 2005

To Holders of Fair Isaac Corporation’s 1.5% Senior Convertible Notes due August 15, 2023:

      Fair Isaac Corporation, a Delaware corporation (the “Company”), is offering (the “Exchange Offer”) to exchange up to $400,000,000 aggregate principal amount of its newly issued 1.5% Senior Convertible Notes, Series B due August 15, 2023 (the “New Notes”), for a like principal amount of our outstanding 1.5% Senior Convertible Notes due August 15, 2023 (the “Outstanding Notes”), subject to the terms and conditions set forth in the offering circular, filed as exhibit (a)(1)(A) to the Schedule TO, filed by the Company on February 25, 2005, and any amendments or supplements thereto (the “Offering Circular”), and the related Letter of Transmittal (the “Letter of Transmittal”). Except as set forth in the Offering Circular under the caption “Summary — Material Differences Between the Outstanding Notes and the New Notes,” the terms of the New Notes are identical in all material respects to the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer. The Outstanding Notes were issued on August 6, 2003.

      Please read carefully the Offering Circular, the Letter of Transmittal and the other enclosed materials relating to the Exchange Offer. If you require assistance, you should consult your financial, tax or other professional advisors. Holders who wish to participate in the Exchange Offer are asked to respond promptly by validly tendering, or causing the valid tender of, their Outstanding Notes using the procedures described in the Offering Circular, in the accompanying Letter of Transmittal, and all other required documentation, to Wells Fargo Bank, N.A., the exchange agent (the “Exchange Agent”), for the Exchange Offer.

      If you have questions regarding the terms of the Exchange Offer, please direct your questions to John Emerick at the Company at (612) 758-5200.

      Thank you for your time and effort in reviewing this request.

Very truly yours,

FAIR ISAAC CORPORATION

Enclosures